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Exhibit 99.3               Press Release

Stony Point, New York
April 22, 1998

                          Diplomat Corporation Completes Biobottoms Sale

                  Diplomat Corporation (Nasdaq: DIPL) ("Diplomat") announced today the sale of substantially all the assets of its children's apparel direct mail catalog subsidiary, Biobottoms, Inc., to Genesis Direct Thirty-Four, LLC, a wholly-owned subsidiary of Genesis Direct Inc., for $2,270,000, in cash and notes and $5,749,000 in assumption of liabilities.

                  Diplomat, through its recent acquisitions of Lew Magram Ltd. and Brownstone Studios, maintains a ladies apparel direct mail niche general net revenues of over $100 million per annum.

                  Jonathan Rosenberg, President and CEO of Diplomat, said "This transaction will enhance our ability to focus our efforts and resources and developing the direct mail apparel business directed at the twenty and up age group, currently through our Lew Magram and Brownstone Studios catalogues. We believe that focusing on this age group will enhance Diplomat's return on investment per acquired customer as the life time value of the customer is greater as compared to the children's market, thus enhancing shareholders' value."

                  This Press Release contains forward-looking statements which involve risks and uncertainties. Diplomat's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

CONTACT:          Jonathan Rosenberg, President of Diplomat
                  (914) 786-5552